EXPLANATION OF TOTAL RETURN CALCULATION                              EXHIBIT 16
Phoenix-Aberdeen Series Fund


TOTAL RETURN FORMULA:
             P( 1 + T )(n) = ERV

Where:       P = a hypothetical initial payment of $1,000
             T = average annual total return
             n = number of years
             ERV = ending redeemable value

Since inception September 4, 1996 to July 31, 1997

               (a)       (b)       (c)=a-b        (d)              (e)      (f)       (g)      (h)=f-g     (i)=(h-a)/a
                      Front end   Initial Net   Number of        Dividend  Share      Backend   Ending     Cumulative   Average
             Initial  Sales       Asset        shares per       Reinvest  Value end  Sales     Redeemable  Total        Annual
             Payment  Charge      Value        Initial Payment  Shares    of Period  Charge    Value       Return       Return
               ($)      ($)       ($)                                       ($)        ($)       ($)        (%)          (%)
New Asia CLASS A:
               1000    47.5        952.5          95.25           0.52       999.8      0        999.8       -0.02     -0.02

New Asia CLASS B:
               1000     0         1000           100              0.45      1043.7     50        993.7       -0.63     -0.63

Global Small Cap CLASS A:
               1000    47.5        952.5          95.25           0         1055.2      0       1055.2        5.52      5.52

Global Small Cap CLASS B:
               1000     0         1000           100              0         1100       50       1050          5         5
